UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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InterMune, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005

To the Stockholders of InterMune, Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of InterMune, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 26, 2005, at 9:45 a.m. local time, at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

1.                To elect two directors to hold office until the 2008 annual meeting of stockholders or until their successors are elected;

2.                To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2005; and

3.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 11, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Robin Steele
Secretary
Brisbane, California
April 22, 2005

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. Even if you have already voted your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held in an account at a brokerage firm by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy card issued in your name from the record holder.

InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, California 94005

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

May 26, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of InterMune, Inc. (sometimes referred to as the “Company,” “InterMune,” “we,” “our,” or “us”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 22, 2005 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 11, 2005 will be entitled to vote at the Annual Meeting. At the close of business on this record date, there were 32,501,851 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 11, 2005, your shares were registered directly in your name with InterMune’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 11, 2005, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I voting on?

•        To elect two directors to hold office until the 2008 annual meeting of stockholders or until their successors are elected; and

•        To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2005.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or withhold your vote for all nominees or any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•        To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

•        To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•        To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 11:59 p.m., Eastern Time on May 25, 2005 to be counted.

•        To vote on the Internet, go to http://www.eproxy.com/itmn to complete an electronic proxy card. Please have your proxy card in hand when you log on. Your vote must be received by 11:59 p.m., Eastern Time on May 25, 2005 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from InterMune. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2005.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of both nominees for director and “For” the ratification of Ernst & Young LLP as our independent auditors for the year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of four ways:

•        You may submit another properly completed proxy card with a later date.

•        You may submit another proxy by telephone or the Internet after you have already provided an earlier proxy.

•        You may send a written notice that you are revoking your proxy to InterMune’s Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005.

•        You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2005, to InterMune’s Secretary, 3280 Bayshore Boulevard, Brisbane, California 94005. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between January 26, 2006 and February 24, 2006. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “withheld” votes received by each nominee. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•        Proposal 1—Election of Directors.   The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•        Proposal 2—Ratification of the Selection, By the Audit Committee of the Board of Directors, of Ernst & Young LLP as Independent Auditors of the Company For Its Fiscal Year Ending December 31, 2005.   This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 32,501,851 shares outstanding and entitled to vote. Accordingly, 16,250,926 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors (the “Board”) shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven directors, divided into the three following classes:

•        Class I directors: Michael L. Smith and Daniel G. Welch; whose terms will expire at the annual meeting of stockholders to be held in 2007;

•        Class II directors: James I. Healy M.D., Ph.D.; and William R. Ringo, Jr.; whose terms will expire at the Annual Meeting; and

•        Class III directors: William A. Halter; Thomas R. Hodgson; and Jonathan S. Leff; whose terms will expire at the annual meeting of stockholders to be held in 2006.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

There are two nominees for two Class II positions: James I. Healy, M.D., Ph.D. and William R. Ringo, Jr., who are current directors. Dr. Healy and Mr. Ringo have each been nominated for and have elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders and until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the number of directors has been fixed at eight by a resolution of the Board and the Board currently consists of seven directors. Our Board is in the process of seeking suitable nominees to fill the vacancy. Proxies may not be voted for more than two Class II directors.

The Company does not have a policy regarding directors’ attendance at the Annual Meeting. All of the Company’s directors who were members of the Board at the time, except for Wayne T. Hockmeyer, Ph.D., attended the 2004 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company
Class II Directors for election at the 2005 Annual Meeting of Stockholders
James I. Healy M.D., Ph.D.	40	Director
William R. Ringo, Jr.	59	Chairman of the Board
Class III Directors whose terms expire at the 2006 Annual Meeting of Stockholders
William A. Halter	44	Director
Thomas R. Hodgson	63	Director
Jonathan S. Leff	36	Director
Class I Directors whose terms expire at the 2007 Annual Meeting of Stockholders
Michael L. Smith	56	Director
Daniel G. Welch	47	Director, President and Chief Executive Officer

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election to a Three-Year Term Expiring at the 2008 Annual Meeting of Stockholders

JAMES I. HEALY, M.D., PH.D.   Dr. Healy has served as a member of the Board since April 1999 and served as the interim Chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a general partner and managing director. From January 1998 through March 2000, Dr. Healy was a partner at Sanderling Ventures. During 1997, Dr. Healy was supported by a Novartis Foundation bursary award and performed research at Brigham and Women’s Hospital. From 1990 to 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy serves on the board of directors of several private companies. Dr. Healy holds an M.D. and a Ph.D. from Stanford University School of Medicine.

WILLIAM R. RINGO, JR.   Mr. Ringo has served as a member of the Board since June 2002 and as Chairman of the Board since May 2003. Mr. Ringo currently serves as President and Chief Executive Officer of Abgenix, Inc., a company specializing in the development of therapeutic antibodies. From June 2003 to September 2003, Mr. Ringo served as the interim President and Chief Executive Officer of InterMune. Mr. Ringo joined Eli Lilly & Company in 1973 and served in various capacities for Eli Lilly, including product group president, oncology and critical care products from June 1999 until his retirement in February 2001, president of internal medicine products from January 1998 until June 1999, and president of its infectious diseases business unit from September 1995 until January 1998. Mr. Ringo is a member of the board of directors of Abgenix, Inc. and Inspire Pharmaceuticals. Mr. Ringo is also a member, and past chairman, of the board of directors of Community Hospitals of Indianapolis. Mr. Ringo holds a B.S. and an M.B.A. from the University of Dayton.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2006 Annual Meeting of Stockholders

WILLIAM A. HALTER   Mr. Halter has served as a member of the Board since July 2002. Mr. Halter is currently a management consultant. Mr. Halter was Acting Commissioner and Deputy Commissioner of the Social Security Administration from November 1999 to March 2001. From 1993 to November 1999, Mr. Halter served as senior advisor, Office of Management and Budget in the Executive Office of the President of the United States. Mr. Halter also served as economist for the Joint Economic Committee of Congress and as chief economist of the U.S. Senate Committee on Finance. Prior to entering public service, he was a management consultant at McKinsey & Company. Mr. Halter served as a member of the board of trustees of Stanford University for seven years, chairing the Academic Policy Committee and serving on the Humanities and Sciences Council. Mr. Halter currently serves on the board of directors of Akamai Technologies, Inc., Threshold Pharmaceuticals, Inc., webMethods, Inc. and Xenogen Corporation. Mr. Halter is a Rhodes Scholar and holds a Master of Philosophy in Economics from Oxford University.

THOMAS R. HODGSON   Mr. Hodgson has served as a member of the Board since January 2003. Since January 1999, Mr. Hodgson has been engaged in private investing activities. From 1990 to January 1999, Mr. Hodgson served as president and chief operating officer of Abbott Laboratories. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and, from 1978 to 1983, as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of the St. Paul Travelers Companies, Inc., a provider of insurance products and services, and Idenix Pharmaceuticals, a developer of anti-infectives. Mr. Hodgson serves as a trustee of Rush Presbyterian St. Luke’s Medical Center and is on the board of directors of two privately held companies. Mr. Hodgson holds a bachelor’s degree in chemical engineering from Purdue University, a master’s degree in chemical engineering from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Hodgson was awarded an honorary doctorate degree in engineering by Purdue University.

JONATHAN S. LEFF   Mr. Leff has served as a member of the Board since January 2000. Mr. Leff joined Warburg Pincus LLC in 1996 and is currently a managing director. Mr. Leff serves on the board of directors of Allos Therapeutics, Inc., Neurogen Corporation, Transkaryotic Therapies, Inc. and Zymogenetics, Inc., all of which are publicly held companies. Mr. Leff holds an M.B.A. from Stanford University.

Directors Continuing in Office Until the 2007 Annual Meeting of Stockholders

MICHAEL L. SMITH   Mr. Smith has served as a member of the Board since January 2004. From April 1999 to January 2005, Mr. Smith served as Anthem Blue Cross and Blue Shield’s executive vice president and chief financial and accounting officer. From 1996 to April 1999, Mr. Smith served as chief operating officer and chief financial officer of American Health Network, a former Anthem Blue Cross and Blue Shield subsidiary. From 1974 to 1995, Mr. Smith held various management positions at Mayflower Group, Inc., most recently as chairman, president and chief executive officer. From 1970 to 1974, Mr. Smith served at Arthur Andersen & Co. Mr. Smith is a member of the board of directors of First Indiana Corporation and its principal subsidiary, First Indiana Bank, and Finishmaster, Inc. He also serves as a director of Kite Realty Group Trust. Mr. Smith holds a B.A. in Economics from DePauw University.

DANIEL G. WELCH   Mr. Welch has served as the Chief Executive Officer and President of the Company and a member of the Board since September 2003. From March 2003 to September 2003, Mr. Welch served as a consultant to Warburg Pincus LLC, a global equity investor. From August 2002 to January 2003, Mr. Welch served as chairman and chief executive officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as president of the pharmaceutical division of Elan Corporation, PLC. From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo and its predecessor companies Sanofi and Sterling Winthrop, including vice president of worldwide marketing and chief operating officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina.

independence of the board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the

Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Welch, the Company’s current Chief Executive Officer; and Mr. Ringo, who served as the Company’s interim Chief Executive Officer from June 2003 until September 2003.

Information Regarding the Board of Directors and its Committees

In March 2004, the Board approved an amended Corporate Governance Guidelines and Code of Director Conduct and Ethics to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed, to make decisions that are independent of the Company’s management, and to ensure honest and ethical conduct by the members of the Board. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines and Code of Director Conduct and Ethics sets forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer succession planning and selection, Board compensation, committees, self-assessment, interaction with outside parties, orientation and continuing education and ethical conduct. The Corporate Governance Guidelines and Code of Director Conduct and Ethics may be viewed on our Internet website at http://www.intermune.com/pdf/governance_guidelines.pdf.

During 2004, the Board met 13 times, including by telephone conference, and acted by unanimous written consent five times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served as a committee member). The Board has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Compliance/Qualified Legal Compliance Committee.

Audit Committee

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of financial statements and reports, and the qualifications, independence and performance of the firms engaged as independent outside auditors. For this purpose, the Audit Committee performs several functions. Among other things, the Audit Committee:

•        appoints, compensates, retains and oversees the independent auditors;

•        determines and approves engagements of the auditors, including the scope of the audit and any non-audit services, the compensation to be paid to the auditors, and monitors auditor partner rotation and potential conflicts of interest;

•        reviews and discusses with the independent auditors and management, as appropriate, the financial statements, the results of the annual audit, the quarterly results and earnings press releases;

•        reviews risk management programs, internal control letters, any material conflicts or disagreements between management and the auditors and internal controls over financial reporting;

•        directs management to enforce the Company’s Code of Business Conduct and Ethics and provides for prompt communication of violations of the Code of Business Conduct and Ethics to the Audit Committee;

•        oversees management’s preparation of the Company’s annual proxy report; and

•        oversees the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board has determined that Mr. Smith qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In March 2004, the Board approved an amended Audit Committee charter, which can be found on our corporate website at http://www.intermune.com/pdf/charter_audit_committee.pdf. The Audit Committee is composed of Dr. Healy and Messrs. Hodgson and Smith. In 2004, the Audit Committee met 15 times. (Please see “Audit Committee Report” below.)

Compensation Committee

The Compensation Committee approves the type and level of compensation for officers and employees of the Company, administers the Company’s stock option plans and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee approves all compensation, including stock options, for the Company’s vice presidents and above, and all stock option grants to non-vice president employees and consultants for greater than or equal to 25,000 shares of common stock. In March 2004, the Board approved an amended Compensation Committee charter, which can be found on our corporate website at http://www.intermune.com/pdf/charter_compensation_committee.pdf. The Board has authorized the Company’s Chief Executive Officer to grant stock options for less than 25,000 shares of common stock to non-vice president employees and consultants. (Please see “Compensation Committee Report” below.) The Compensation Committee is composed of Messrs. Halter and Leff. Both members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). In 2004, the Compensation Committee met 11 times.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and implements policies and procedures and oversees corporate governance matters, including the evaluation of Board performance and processes, and recommends qualified candidates for Board membership to the Board for nomination to the Board and election by the stockholders. Our Corporate Governance and Nominating Committee charter, which the Board amended in March 2004, can be found on our corporate website at http://www.intermune.com/pdf/charter_governance_nominating_committee.pdf. The Corporate Governance and Nominating Committee is composed of Messrs. Halter, Leff and Smith, and met twice in 2004. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

For Board membership, the Corporate Governance and Nominating Committee takes into consideration applicable laws and regulations (including those of Nasdaq), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors.

The Corporate Governance and Nominating Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. In the case of new director candidates, the Corporate Governance and Nominating Committee determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications. All members of the Corporate Governance and Nominating Committee, the Chief Executive Officer and the Chairman then interview candidates that the Corporate Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees. To date, each director elected by the Board has been submitted to the stockholders for election at the first annual meeting of stockholders following the Board’s election of the director.

The Committee will consider director candidates recommended by stockholders. To date, the Committee has not received a director nominee from any stockholder. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 no sooner than 120 days and no later than 90 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Compliance/Qualified Legal Compliance Committee

In March 2004, the Board amended the charter of the Compliance Committee and renamed it the Compliance/Qualified Legal Compliance Committee. Our Compliance/Qualified Legal Compliance Committee charter can be found on our corporate website at http://www.intermune.com/pdf/charter_compliance.pdf. The Compliance/Qualified Legal Compliance Committee oversees corporate compliance, including development, implementation, administration and enforcement of the Company’s compliance programs and reviewing the Company’s compliance with its policies and all applicable laws. This committee ensures the confidential receipt, retention and consideration of any report of evidence of a material violation by the Company or any officer, director, employee or agent of the Company by attorneys appearing and practicing before the SEC. The Compliance/Qualified Legal Compliance Committee is composed of Messrs. Ringo and Hodgson and Dr. Healy. In 2004, the Compliance Committee met five times.

Stockholder Communications with the Board of Directors

The Board provides a procedure for stockholders to send written communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors by certified mail only, c/o the Chairman or Secretary, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005. All such written communications will be compiled by the Chairman or Secretary of the

Company and submitted to the Board or the individual directors, as the case may be, within a reasonably timely period.

Code of Business Conduct and Ethics

In December 2003, the Board approved an amended Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, including our chief executive officer, chief financial officer and controller. The purpose of this Code is to deter wrongdoing and to promote:

(1)         honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)         full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

(3)         compliance with applicable governmental laws, rules and regulations;

(4)         the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

(5)         the prompt public disclosure of any waivers under either Code granted to any of our executive officers, including our chief executive officer, chief financial officer and controller; and

(6)         accountability for adherence to the Code.

The Code of Business Conduct and Ethics is available on our corporate website at: http://www.intermune.com/pdf/Legal-v22-Code_of_Business_Conduct_and_Ethics.pdf. If the Company makes any substantive amendments to the Code or grants any waiver from a provision of the Code, the Company will promptly disclose the nature of the amendment or waiver on its website.

AUDIT COMMITTEE REPORT(1)

The Audit Committee, currently composed of Dr. Healy and Messrs. Hodgson and Smith, oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee meets with the independent auditors, currently Ernst & Young LLP, with and without management present, to discuss the results of Ernst & Young LLP’s examinations and evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The members of the Audit Committee are appointed by and serve at the discretion of the Board. The Audit Committee held 15 meetings during 2004. The Audit Committee also met privately with Ernst & Young LLP five times.

The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act of 1934 (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid, and all other matters the Audit Committee deems appropriate, including the auditors’ accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, including without limitation Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their audits.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the U.S. Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as the Company’s independent auditors for fiscal year 2005.

Oversight of Assessment of Internal Control Over Financial Reporting

During 2004, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and the independent auditors at each regularly scheduled committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the Audit Committee with its respective report on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed management’s and the independent registered public accountants’ evaluations that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Management has presented to the Audit Committee its plan to remediate the material weaknesses identified in the evaluations as well as significant deficiencies identified to the Audit Committee as part of the assessment. The Audit Committee will receive regular updates from management regarding the remediation efforts.

AUDIT COMMITTEE

James I. Healy
Thomas R. Hodgson
Michael L. Smith

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005 and has further directed that management submit the Audit Committee’s selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

AUDITOR’S FEES

Audit Fees.   The aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements, review of the Company’s interim financial statements, review of SEC registration statements, issuance of comfort letters and consents for the year ended December 31, 2004 were $1,055,096, and for the year ended December 31, 2003 were $252,815.

Audit-Related Fees.   The aggregate fees billed by Ernst & Young LLP for audit-related services (which included consultations on various transactions) for the year ended December 31, 2004 were $5,480, and for the year ended December 31, 2003 were $12,650, as follows:

	2004	2003
Accounting Research	$5,480	$5,100
Annual Subscription to On-Line Updates	—	$2,500
Guidance with respect to Section 404 of the Sarbanes-Oxley Act of 2002	—	$5,050

Tax Fees.   The aggregate fees billed by Ernst & Young LLP in relation to the preparation and review of the Company’s income tax returns and for general tax advice provided for the year ended December 31, 2004 were $35,000, and for the year ended December 31, 2003 were $33,176, as follows:

	2004	2003
Assistance with State and Federal income tax returns preparation	$35,000	$31,436
State nexus research and international consultation	—	$1,740

All Other Fees.   Ernst & Young LLP did not provide any other services to the Company during 2004 or 2003.

Pursuant to the Audit Committee’s charter, the Audit Committee reviews, and prior to initiation of services, approves all non-audit services provided to the Company by the independent auditors, and considers the possible effect of such services on the independence of such auditors. The Audit Committee by prior resolution may pre-approve non-audit services. The Audit Committee has determined that the non-audit services provided by Ernst & Young LLP in 2004 were compatible with maintaining the auditors’ independence. The Audit Committee has pre-authorized the Company to engage Ernst & Young LLP to perform up to $20,000 in non-audit/tax services in 2005, and authorized the Chairman of the Audit Committee to pre-approve the engagement of Ernst & Young LLP to perform additional non-audit/tax services of less than $10,000 for the Company. Ernst & Young LLP may not perform any additional non-audit/tax services except as pre-authorized by the Audit Committee or its Chairman.

Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2004 regarding our equity compensation plans, all of which have been approved by our stockholders.

Plan description	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
1999 Equity Incentive Plan(1)	51,550	$4.50	0
2000 Equity Incentive Plan	4,300,514	$23.00	2,393,763
2000 Non-Employee Directors’ Stock Option Plan	593,388	$23.03	676,612
2000 Employee Stock Purchase Plan	—	—	1,324,910
Total	4,945,452		4,395,285

(1)          The 1999 Equity Incentive Plan was superseded by the 2000 Equity Incentive Plan. Accordingly, no shares or options may be granted under the 1999 Equity Incentive Plan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2005 (except as otherwise noted) by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and, in the Case of Greater than 5% Stockholders, Address of Beneficial Owner	Number of Shares	Shares Issuable Under Options Exercisable Within 60 Days of March 1, 2005	Percent of Total Outstanding Shares Beneficially Owned
Warburg, Pincus Equity Partners, L.P.(2)	7,357,549	134,747	23.0%
466 Lexington Avenue New York, NY 10017
Sectoral Asset Management Inc.(3)	4,656,070	—	14.3%
2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada
Franklin Resources, Inc.(4)	2,528,816	—	7.8%
One Franklin Parkway San Mateo, CA 94403
Barclays Global Investors, NA(5)	2,433,131		7.5%
45 Fremont Street San Francisco, CA 94105
Citigroup Inc.(6)	2,418,264	—	7.4%
399 Park Avenue New York, NY 10043
Mazama Capital Management, Inc.(7)	1,719,976	—	5.3%
1 S.W. Columbia Suite 1500 Portland OR 97258
Daniel G. Welch	35,000	247,395	*
Roger L. Hawley	30,000	76,561	*
Marianne S. Armstrong	—	75,688	*
Lawrence M. Blatt	1,000	70,271	*
Steven B. Porter	1,250	128,436	*
William A. Halter	—	84,139	*
James I. Healy	77,132	104,583	*
Thomas R. Hodgson	—	74,167	*
Jonathan S. Leff(2)	7,357,549	134,747	23.0%
William R. Ringo, Jr.(8)	25,000	140,317	*
Michael L. Smith	10,000	41,667	*
All executive officers and directors as a group (17 people)	7,579,040	1,262,748	26.2%

*                    Less than one percent

(1)          This table is based upon information supplied by officers, directors and principal stockholders, and Schedule 13G’s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,508,851 shares outstanding on March 1, 2005, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o InterMune, Inc. at the address on the first page of this proxy statement.

(2)          Includes shares held outright by Warburg, Pincus Equity Partners, L.P. and two affiliated partnerships (the “WPEP Group”) as of March 9, 2005. Warburg Pincus Partners LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of each of the partnerships of the WPEP Group. The WPEP Group is managed by Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC) (“WP LLC”). By reason of the provisions of Rule 13d-3 of the Exchange Act, WP Partners LLC, WP and WP LLC may be deemed to be the beneficial owners of the shares held by the WPEP Group. Mr. Leff is a managing director and member of WP LLC and a partner of WP. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the WPEP Group. Mr. Leff disclaims beneficial ownership of the shares held by these entities except to the extent of any indirect pecuniary interest therein.

(3)          Based upon a Schedule 13G/A filed with the SEC on February 14, 2005 by Sectoral Asset Management Inc. (“Sectoral”). Sectoral is a registered investment advisor. Jérôme G. Pfund and Michael L. Sjöström are the sole shareholders of Sectoral. Sectoral has sole voting power over 213,640 of such shares, has shared voting power over none of such shares, and has sole dispositive power over 4,656,070 of such shares. Messrs. Pfund and Sjöström disclaim beneficial ownership of such shares.

(4)          Based upon a Schedule 13G/A filed with the SEC on February 14, 2005 by Franklin Resources, Inc. (“FRI”). Such shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect advisory subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of such shares.

(5)          Based upon a Schedule 13G filed with the SEC on February 14, 2005 by Barclays Global Investors, NA (“Barclays GI”) and affiliated entities. In addition to Barclays GI, affiliated entities included in the filing are Barclays Global Fund Advisors (“Barclays GFA”), Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited (“Palomino”) and HYMF Limited. Barclays GFA is a registered investment advisor. Barclay GI has sole voting power over 1,257,207 of such shares, has shared voting power over none of such shares and has sole dispositive power over 1,448,844 shares. Barclays GFA has sole voting power over 831,987 of such shares, has shared voting power over none of such shares and has sole dispositive power over 834,025 shares. Palomino has sole voting and dispositive power over 150,262 of such shares and has shared voting power over none of such shares.

(6)          Based upon a Schedule 13G/A filed with the SEC on February 14, 2005 by Citigroup Inc. (“Citigroup”) and Citigroup Financial Products Inc. (“CFP”), Citigroup Global Markets Holdings Inc. (“CGM Holdings”) and Smith Barney Fund Management LLC (“SB Fund”), each an affiliate of Citigroup. CGM Holdings is the sole stockholder of CFP and the sole member of SB Fund. Citigroup is the sole stockholder of CGM Holdings. Citigroup has shared voting and dispositive power over 2,418,264 of such shares, CFP has shared voting and dispositive power over 653,450 of such shares, SB

Fund has shared voting and dispositive power over 1,685,485 of such shares and CGM Holdings has shared voting and dispositive power over 2,338,935 of such shares.

(7)          Based upon a Schedule 13G filed with the SEC on February 15, 2005 by Mazama Capital Management, Inc. (“Mazama”). Mazama is a registered investment advisor. Mazama has sole voting power over 911,530 of such shares, has shared voting power over none of such shares and has sole dispositive power over all 1,719,976 of such shares.

(8)          Mr. Ringo served as our interim Chief Executive Officer from June 2003 to September 2003. Mr. Ringo continues to serve as the non-executive Chairman of our Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that Drs. Blatt and Bradford and Messrs. Hawley, Kassberg and Simon each filed a Form 4 late and Dr. Bradford and Messrs. Kassberg and Simon each filed his Form 3 late.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors who are neither employees of nor consultants to the Company (each, a “non-employee director”) receive an annual retention fee of $30,000 (except for Chairman Ringo, who receives an annual retention fee of $60,000), paid on a quarterly basis. In addition, each committee member receives a fee of $1,000 per committee meeting attended (except for Chairman Ringo, who receives $2,000 per committee meeting he attends) and the chairman of each committee receives an additional $500 per committee meeting attended. During 2004, the Company paid an aggregate of $443,666.67 for such retention and attendance fees. In accordance with Company policy, directors are also reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. During 2004, the Company paid an aggregate of $27,047.85 for such expenses.

Mr. Ringo did not receive cash compensation as a non-employee director during his tenure as interim President and Chief Executive Officer. Mr. Ringo served as our interim Chief Executive Officer from June 2003 until September 2003.

Option Grants.   Options for common stock are automatically granted under the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) as follows:

•        each non-employee director is automatically granted on the date of initial election an initial option for 30,000 shares (an “Initial Grant”);

•        on the day following each annual meeting of the Company’s stockholders, each non-employee director is automatically granted an option for 20,000 shares, and each non-employee director who is appointed to the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of the 20,000 shares for the portion of the year between such appointment and the next annual meeting; and

•        on the day following each annual meeting of the Company’s stockholders, the independent Chairman of the Board is automatically granted, in addition to the annual option grant as a non-employee director, an option for 10,000 shares and any person who is appointed as Chairman of the Board after the date of this annual Chairman grant but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of the 10,000 shares for the portion of the year between such appointment and the next annual meeting.

These option grants are non-discretionary and are automatically granted under the Directors’ Plan without further action by the Company, the Board or its stockholders.

Vesting.   For grants to a non-employee director in his or her capacity as a director, as long as the non-employee director continues to serve with the Company or any of its affiliates (whether in the capacity of a director, consultant or employee): (i) each Initial Grant will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares subject to the option, and (ii) each annual grant for 20,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.

For grants to the independent Chairman of the Board in his or her capacity as Chairman, as long as such person continues to serve with the Company as Chairman, each option granted for 10,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.

If an annual option grant to a non-employee director or the Chairman of the Board is pro-rated because that person was appointed as a non-employee director or the Chairman of the Board, as the case may be, after the annual grant date, then the vesting schedule for that option grant will be adjusted so that the pro-rated number of shares will vest in equal monthly installments between the grant date of the option and the Company’s next annual meeting of stockholders.

Exercise Price.   Options have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.

Term.   The maximum option term is ten years. However, options generally will terminate three months after the optionholder’s service with the Company terminates, or, in the case of an option granted to the Chairman of the Board in his or her capacity as Chairman, three months after the optionholder’s service as Chairman terminates. If termination is due to the optionholder’s disability, however, the post-termination exercise period is extended to 12 months. If termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the post-termination exercise period is extended to 18 months following death.

Transfer.   The optionholder may transfer the option by gift only to immediate family or to certain trusts used for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution.

Other Provisions.   The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.

Adjustment Provisions.   Transactions not involving the receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan, the automatic annual increase to the share reserve and the automatic option grants. The Board will also adjust outstanding options as to the class, number of shares and price per share subject to the options.

In the event of a change in control, the surviving entity may either assume or replace outstanding options under the Directors’ Plan. If this does not occur, then options granted under the Directors’ Plan to persons providing services to the Company (whether as a director, employee or consultant) will become fully vested and exercisable and any unexercised options will terminate immediately prior to the change of control event. Even if assumption or replacement does occur, the options held by non-employee directors will become fully vested and exercisable as of the change of control event. A change in control includes the following:

•        a sale, lease or other disposition of all or substantially all of the Company’s securities or assets;

•        a merger or consolidation in which the Company is not the surviving corporation; or

•        a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

During the last fiscal year, the Company granted options covering an aggregate of 158,389 shares under the Directors’ Plan in the individual amounts of: 25,000 to each of Messrs. Healy, Hockmeyer, Hodgson Leff; 18,387 to Mr. Halter; 30,000 to Mr. Ringo; and 10,002 to Mr. Smith. In 2003, Mr. Ringo was also granted a stock bonus award for 25,000 shares under the 2000 Equity Incentive Plan (the “2000 Plan”) in connection with his service as interim Chief Executive Officer and President and Executive Chairman of the Board. Pursuant to the terms of Mr. Ringo’s stock bonus award, 6,250 of the shares were fully vested on the date of the award (November 5, 2003), with the remainder of the shares vesting on a quarterly basis beginning on December 25, 2003 until September 25, 2006, at which time the stock award will be vested in full. Options granted during the last fiscal year had exercise prices equal to 100% of the fair market value on the date of grant, based on the closing sales price reported in the Nasdaq National Market for the date of grant. As of March 31, 2005, no options had been exercised by non-employee directors in 2004 or to date in 2005.

Compensation of Executive Officers

The following table shows, for the fiscal years ended December 31, 2004, 2003 and 2002, compensation awarded or paid to, or earned by, the persons who served as the Company’s Chief Executive Officer during the 2003 fiscal year, and its four other most highly compensated officers at December 31, 2004 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options	All Other Compensation ($)
Daniel G. Welch(1)	2004	539,784	515,625		250,023	(2)	150,000	950	(3)
Chief Executive Officer, President and Director	2003	139,326	98,438		62,307		625,000	203
Roger L. Hawley(4)	2004	329,341	163,175	(5)	—	(6)	55,000	1,242	(3)
Executive Vice President of Commercial Operations	2003	141,666	380,000		212,157		150,000	535
Marianne Armstrong, Ph.D.(7)	2004	282,283	120,129		127,610	(8)	64,000	1,242	(3)
Senior Vice President of	2003	250,000	62,500		117,000		15,000	495
Regulatory, Medical Affairs and Drug Safety	2002	161,500	56,000		—		85,000	346
Lawrence M. Blatt, Ph.D.(9)	2004	281,957	117,934		89,023	(10)	64,000	538	(3)
Senior Vice President of	2003	237,790	60,411		70,228		15,000	320
Preclinical and Applied Research	2002	195,940	47,215		—		80,000	192
Steven B. Porter, M.D., Ph.D.(11)	2004	285,630	124,871		—		104,000	807	(3)
Senior Vice President,	2003	228,497	48,082		—		16,000	463
Clinical Affairs	2002	219,616	38,527		—		15,000	538

(1)          Mr. Welch joined the Company as President and Chief Executive Officer in September 2003.

(2)          Represents $37,716 and $171,085 in relocation expenses reimbursed by the Company to Mr. Welch in 2003 and 2004, respectively, $78,938 paid by the Company to Mr. Welch for cost of living housing differential pursuant to his offer letter, and $24,591 reimbursed by the Company to Mr. Welch for the payment of taxes.

(3)          Represents term-life insurance premiums paid by the Company on behalf of the Named Executive Officers.

(4)          Mr. Hawley joined the Company as Executive Vice President of Commercial Operations in July 2003.

(5)          Includes a bonus of $130,000 earned for 2003 and a sign-on bonus of $250,000 paid by the Company in 2003.

(6)          Represents $125,059 in relocation expenses reimbursed by the Company in 2003 to Mr. Hawley, and $87,098 reimbursed by the Company to Mr. Hawley for payment of taxes in 2003.

(7)          Dr. Armstrong joined the Company as Senior Vice President of Global Regulatory Operations and Corporate Compliance in April 2002.

(8)          Represents $117,000 and $127,610 for loan forgiveness and payment of taxes paid or reimbursed by the Company to Ms. Armstrong in 2003 and 2004, respectively, pursuant to her offer letter. The amount paid for loan forgiveness and payment of taxes paid or reimbursed by the Company in 2003 was inadvertently listed under the category of bonus in the 2004 proxy statement.

(9)          Dr. Blatt joined the Company as Vice President of Biophrarmacology Research in May 2002 and was appointed as Senior Vice President of Preclinical and Applied Research in January 2004.

(10)   Represents $70,228 and $89,023 for loan forgiveness and payment of taxes paid or reimbursed by the Company to Dr. Blatt in 2003 and 2004, respectively, pursuant to his offer letter. The amount paid for loan forgiveness and payment of taxes paid or reimbursed by the Company in 2003 was inadvertently listed under the category of bonus in the 2004 proxy statement.

(11)   Dr. Porter joined the Company as Vice President of Clinical Research in July 2001 and was appointed as Senior Vice President of Clinical Affairs in January 2004.

STOCK OPTION GRANTS AND EXERCISES

The Company has granted stock options to executive officers, employees and consultants under the Company’s 1999 Equity Incentive Plan (the “1999 Plan”) and the 2000 Plan. As of March 31, 2005, options to purchase 51,550 shares of common stock were outstanding under the 1999 Plan, and no shares of common stock remained available for future grants, as the 1999 Plan was superseded by the 2000 Plan. As of March 31, 2005, options to purchase 4,565,488 shares of common stock were outstanding under the 2000 Plan, and 2,146,479 shares remained available for future grants.

The following tables show, for the fiscal year ended December 31, 2004, certain information regarding all options granted to, exercised by, and held at year end by, the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	(#)(1)	Fiscal Year(2)	Price($)	Date	5%($)	10%($)
Mr. Welch	150,000	10.3	10.11	9/10/2014	953,719	2,416,910
Mr. Hawley	25,000	1.7	13.70	5/27/2014	215,396	545,857
	30,000	2.1	10.11	9/10/2014	190,744	483,382
Dr. Armstrong	10,000	0.7	20.75	1/20/2014	130,496	330,702
	4,000	0.3	20.24	4/2/2014	50,915	129,029
	50,000	3.4	10.11	9/10/2014	317,906	805,637
Dr. Blatt	14,000	1.0	20.75	1/20/2014	182,694	462,982
	50,000	3.4	10.11	9/10/2014	317,906	805,637
Dr. Porter	14,000	1.0	20.75	1/20/2014	182,694	462,982
	40,000	2.7	19.69	3/10/2014	495,317	1,255,232
	50,000	3.4	10.11	9/10/2014	317,906	805,637

(1)          Reflects options granted in 2004 to the Named Executive Officers under the 2000 Plan. Options generally vest over a four year period, 25% after one year and 2.083% per month for the following three years. The options expire 10 years from the date of grant, or earlier upon termination of employment. The exercise price per share was equal to the fair market value of the Company’s common stock on the date of grant. The 2000 Plan also contains provisions for the Board, among other things, to accelerate vesting of options in the event of a change in control of the Company.

(2)          Based on options to purchase 1,444,688 shares of common stock granted to employees, including executive officers, in the fiscal year ended December 31, 2004.

(3)          The potential realizable value is based on the term of the option at the time of grant. Assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. No gain to the optionee is possible unless the stock price increases over the option term.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable(2)	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable(2),(3)
Mr. Welch	0	0	195,312/579,688	$—/$472,500
Mr. Hawley	0	0	61,979/143,021	$—/$94,500
Dr. Armstrong	0	0	63,855/100,145	$—/$157,500
Dr. Blatt	0	0	58,855/100,145	$—/$157,500
Dr. Porter	0	0	104,020/130,980	$—/$157,500

(1)          Fair market value of the common stock on the date of exercise less the exercise price and multiplied by the number of shares exercised.

(2)          Reflects vested and unvested shares at December 31, 2004. Some of the options are subject to early exercise (i.e., exercise before vesting), provided that the Company has a right to repurchase unvested shares upon the employee’s termination of employment.

(3)          Fair market value of the common stock on December 31, 2004 ($13.26, based on the closing price as reported on the Nasdaq National Market) less the exercise price and multiplied by the number of shares exercisable.

Employment, Severance and Change of Control Agreements

Welch Offer Letter Agreement.   The Company entered into an offer letter agreement with Mr. Welch in September 2003 (the “Welch Letter Agreement”). Under the terms of the Welch Letter Agreement, Mr. Welch is entitled to an annual base salary, which is reviewed annually by the Compensation Committee. For 2004, his base salary was $550,000. In addition, Mr. Welch is eligible for an annual bonus based on the attainment of corporate goals established between the Board and Mr. Welch. Under the Welch Letter Agreement, Mr. Welch’s annual target bonus is 75% (or such greater percentage as the Board may approve) of Mr. Welch’s base salary (the “Target Bonus”). Under the terms of the Welch Letter Agreement, Mr. Welch was also granted an option to purchase 625,000 shares of the Company’s common stock pursuant to the 2000 Plan (the “Options”). The Options have a ten-year term and vest in equal monthly installments over four years. The first 12 installments vested on September 25, 2004. Mr. Welch was also entitled to certain relocation expenses and four-year cost of living housing differential payment (“COLA”). The COLA is paid to Mr. Welch in equal monthly installments pursuant to which Mr. Welch has received $67,307 in his first year of employment and will receive:

•       $50,270 in his second year of employment;

•       $33,513 in his third year of employment; and

•       $16,576 in his fourth year of employment.

In addition, at the end of each calendar year, the Company will gross-up for income tax purposes the portion of the COLA payment that was used to pay for Mr. Welch’s non-deductible expenses.

Under the terms of the Welch Letter Agreement, if Mr. Welch is terminated for Cause (as defined in the Welch Letter Agreement) due to indictment for criminal activities, and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed, Mr. Welch will be entitled at the time of such adjudication or quashing to: (i) two times the sum of his base salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if his termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following his date of termination, in each case with interest from the date of termination at the prevailing prime rate.

In the event Mr. Welch resigns from the Company without Good Reason (as defined in the Welch Letter Agreement), Mr. Welch will be entitled to any accrued but unpaid salary or Target Bonus (“Accrued Obligations”). If Mr. Welch resigns from the Company with Good Reason or if he is terminated without Cause, he will be entitled to the following payments and benefits:

•       Accrued Obligations;

•       Two times the sum of his base salary plus Target Bonus;

•       Continuation of his medical, dental and health insurance (as in effect immediately prior to his termination) for a period of 24 months following his termination (or until he secures similar insurance coverage with a future employer, if earlier);

•       If the termination occurs prior to a Change in Control (as defined in the Welch Letter Agreement), two years’ worth of accelerated vesting of his Options; and

•       If the termination occurs on or after a Change in Control, accelerated vesting of all Options.

Upon the occurrence of a Change in Control on or after September 25, 2004 and in the absence of Mr. Welch’s termination or resignation, all of his Options will vest.

To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the Internal Revenue Code (the “IRC”), the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

Offer Letter Agreements.   The Company has entered into or amended the offer letter agreements with each of Mr. Hawley and Drs. Armstrong, Blatt and Porter, to provide that if their employment terminates other than for cause (as defined in the offer letter agreements), they will be entitled to the following continuation of salary and benefits, and vesting of Company stock following their termination date:

•       If he or she has completed less than one full year of service, he or she will receive six months of base salary at his or her final pay rate, six months of benefits continuation (i.e., Company-provided COBRA payments) and six months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•       If he or she has completed at least one full year of service but less than two years of service, he or she will receive nine months of base salary at his or her final pay rate, nine months of benefits continuation (i.e., Company-provided COBRA payments) and nine months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•       If he or she has completed at two years of service or more, he or she will receive 12 months of base salary at his or her final pay rate, 12 months of benefits continuation (i.e., Company-provided COBRA payments) and 12 months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•       If such termination occurs in the second half of the calendar year, he or she will receive a pro rata share of his or her target bonus for that year.

Change of Control Agreements.   The Company has entered into or amended the offer letter agreements with each of Mr. Hawley and Drs. Armstrong, Blatt and Porter, to provide that in the event of a change on control (as defined in the offer letter agreements) of the Company that results in (i) such executive officer’s termination without cause or (ii) his or her resignation for good reason (as defined in the offer letter or offer letter amendment), such executive officer will, subject to certain conditions, be entitled receive the following benefits:

•       Two years base salary at his or her final pay rate and two years benefits continuation (i.e., Company-provided COBRA payments). If such termination or resignation occurs in the second half of the calendar year, he or she will also receive a pro rata share of his target bonus for that year.

•       Immediate vesting of all outstanding equity grants; and

•       Certain transition management services.

Executive Loan and Bonus Plan for Dr. Armstrong.   In April 2002, the Company entered into an employment offer letter with Marianne Armstrong, Ph.D., the Company’s Senior Vice President of Global Regulatory Operations and Corporate Compliance. Pursuant to this letter, Dr. Armstrong received a $345,000 loan from the Company. This loan was entered into on May 1, 2002 for the purpose of providing housing assistance to Dr. Armstrong. This loan is evidenced by a full recourse promissory note secured by a second position Deed of Trust on Dr. Armstrong’s main residence and carries a term of five years. The annual interest rate on such loan is 4.65%. As of December 31, 2004, the aggregate outstanding principal and accrued interest under the loan was $233,463. Since the beginning of the fiscal year ended December 31, 2004, the largest aggregate indebtedness of Dr. Armstrong under this loan was $305,738 including principal and accrued interest. Pursuant to a bonus plan agreement, Dr. Armstrong has received and will continue to receive for each of her first five full calendar years of employment minimum annual post-tax bonuses equal to $81,120, $83,040, $79,680, $76,560 and $74,400, respectively.

Executive Loan and Bonus Plan for Dr. Blatt.   In April 2002, the Company entered into an employment offer letter with Lawrence M. Blatt, Ph.D., the Company’s Senior Vice President of Preclinical and Applied Research. Pursuant to this letter, Dr. Blatt received a $250,000 loan from the Company. This loan was entered into on May 22, 2002 for the purpose of providing housing assistance to Dr. Blatt. This loan is evidenced by a full recourse unsecured promissory note and carries a term of five years. The annual interest rate on such loan is 4.65%. As of December 31, 2004, the aggregate outstanding principal and accrued interest under the loan was $161,530. Since the beginning of the fiscal year ended December 31, 2004, the largest aggregate indebtedness of Dr. Blatt under this loan was $210,560 including principal and accrued interest. Pursuant to a bonus plan agreement entered into in May 2002, Dr. Blatt has received and will continue to receive for each of his first five full calendar years of employment, a minimum annual bonus equal to $57,464, plus an amount equal to one-half of the income taxes resulting from such bonus.

Certain Relationships and Related Transactions

From January 1, 2004 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under “Compensation of Executive Officers—Employment, Severance and Change of Control Agreements” above.

Warburg Pincus Agreement.   On October 29, 2004 we entered into an Amended and Restated Standstill Agreement with Warburg Pincus Equity Partners, L.P. and certain of its affiliates (“Warburg Pincus”) that permits Warburg Pincus to acquire up to 25% of our outstanding common stock in the open market. Under this agreement, Warburg Pincus may acquire up to 25% of our outstanding common stock and have granted Warburg Pincus certain registration rights with respect to its holdings. In exchange for allowing Warburg Pincus to increase its ownership stake, Warburg Pincus has granted the independent members of our Board the right to vote the shares of InterMune common stock owned by Warburg Pincus in excess of 19.9%. In addition, Warburg Pincus has agreed to certain limitations on the manner in which it may dispose of its ownership interest in InterMune. In connection with this transaction, we have also amended our stockholder Rights Plan to allow Warburg Pincus to acquire up to 25% of our outstanding common stock in open market purchases. Jonathan S. Leff, a member of our Board, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus Equity Partners, L.P.

Indemnification Agreements.   The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

2005 COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee (the “Committee”) currently consists of Mr. William Halter and Mr. Jonathan Leff, each of whom is an independent director, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Committee is responsible for setting the Company’s policies regarding compensation for all employees and executive officers and for administering the 2000 Plan and 2000 Employee Stock Purchase Plan. In particular, the Committee evaluates the performance of the Company’s management and determines the compensation of the Company’s executive officers.

Compensation Philosophy

The Company’s executive compensation philosophy, including as applied to its Chief Executive Officer, is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company’s executive compensation policies include:

•       competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives, with special weight to San Francisco Bay area companies of comparable size and complexity;

•       annual incentive programs that are designed to encourage executives to focus on the achievement of corporate and individual performance objectives; and

•       equity-based incentives designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for benefits achieved for the Company’s stockholders.

Total compensation for the Company’s executive officers includes a base salary component and may include two other components: annual incentives and long-term incentives. Annual incentive compensation may consist of cash incentive bonuses or equity components, each based on satisfying corporate goals established for the year by the Board as well as on meeting individual performance objectives. In addition, executive officers of the Company may receive long-term incentive compensation in the form of grants of options to purchase shares of the Company’s common stock, with exercise prices set at fair market value on the date of grant or grants of restricted shares of the Company’s common stock.

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. In addition to traditional measures of performance, in determining the compensation of the Company’s executives, the Committee looks to other indicia of performance, such as the progress of the Company’s research and development programs, regulatory developments and corporate development activities. Other factors include the Company’s success in securing capital sufficient to assist the Company in completing product development and increasing product revenues.

As a result, these qualitative factors necessarily involve a subjective assessment by the Committee of corporate performance. Moreover, the Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates both corporate and individual performance against that mix. In addition, total compensation paid by the Company to its executive officers is designed to be and is competitive with the range of compensation packages paid to the management of other companies of comparable size and complexity in the biopharmaceutical industry. Toward that end, each year the Committee reviews various independent industry surveys, consults with an independent employment compensation consultant, and gathers data internally.

The Company has used the grant of stock options under its stock option and incentive plans to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive’s total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company. In determining the size of an option grant to an executive officer, the Committee takes into account the officer’s position and level of responsibility within the Company, the existing stock and unvested option holdings granted by the Company to the officer in connection with his or her employment with the Company, the potential reward to the officer if the underlying price of the Company’s stock appreciates in the public market, and the competitive practices as set out in independent surveys.

Compliance With Internal Revenue Code Section 162(m)

The Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation of $1.0 million on the compensation of certain executive officers. However, pursuant to Section 162(m), compensation from options granted under the 2000 Plan with exercise prices of no less than 100% of fair market value on the date of grant and in a grant amount not exceeding one million shares of common stock for the executive officer during any calendar year may be excluded from the Section 162(m) limitation. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualified performance-based compensation, including stock options or restricted stock granted under the 2000 Plan in accordance with the restrictions described above, will not be subject to the deduction limitation if certain requirements are met. The Company generally intends to grant stock options and/or restricted stock to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

Executive Officers’ 2004 Compensation

Base Salary.   The Committee reviewed the recommendations of an independent employment compensation consultant, the performance of each individual executive officer and the comparative industry information and established a base salary level for each executive officer.

Stock Options.   During the fiscal year ending December 31, 2004, stock options to purchase shares of common stock of the Company were granted to the Company’s executive officers to aid in the retention of the executive officers and to align their interests with those of the stockholders. The Committee typically grants options to executive officers (i) when the executive officer first joins the Company, (ii) in connection with a change in responsibilities, (iii) as needed for ongoing retention and, (iv) occasionally, to achieve equity within a peer group. The vesting for options granted to the executive officers in 2004 was designed to further ensure the retention of the Company’s executive officers.

Bonuses.   Our executive officers may receive bonuses in connection with our company-wide performance bonus program. Payment of bonuses is linked to successful achievement of specified corporate goals and bonus target levels that the Committee approves annually for the current fiscal year, although the Committee retains discretion to apply qualitative judgments in assessing performance. In March 2005, the Committee met to consider the bonus compensation of the Company’s executive officers for fiscal year 2004. The Committee considered the performance of the executive officers and the Company generally in relation to the Company’s 2004 corporate performance goals, which are generally described in the third paragraph of this report. For all executives other than the Chief Executive Officer, 80% of the executives bonus was based on corporate performance and 20% of the bonus was based on personal performance. The Committee determined the Company had exceeded its 2004 corporate performance goals. Based on this determination, the Committee set the target cash bonus for executive officers, other than the Chief Executive Officer, at approximately 37% to 43% of such officers’ eligible 2004 base compensation depending on each individual’s performance.

In determining executive bonuses, the Committee compared the Company’s cash compensation levels to data from the portion of the Radford 2004 Biotechnology Compensation Report relating to public biotechnology companies with 150 to 500 employees (the “Radford Peer Data”). In addition, the Committee reviewed data from the Mellon Life Sciences Industry Survey and used the services of an independent consultant to conduct its periodic review of the effectiveness and competitiveness of the Company’s executive compensation. The Committee generally targets total cash compensation at the 75th percentile of the Radford Peer Data due to the high cost of living in the San Francisco Bay area and the need for highly skilled executives to run the Company.

Chief Executive Officer Compensation

In general, the Committee used the same procedures described above for executive officers in setting the base salary and incentive compensation for Mr. Welch, who served as the Company’s Chief Executive Officer and President during the fiscal year ended December 31, 2004.

Base Salary.   The Committee set Mr. Welch’s base annual salary at $550,000 in March of 2004 and Mr. Welch received $539,784 in salary during the fiscal year ending December 31, 2004. In setting Mr. Welch’s base salary, the Committee took into account (i) the Company’s independent employment compensation analysis of comparable compensation statistics, including both quantitative and qualitative information, (ii) Mr. Welch’s significant and broad-based experience in the biopharmaceutical industry, (iii) the scope of Mr. Welch’s responsibilities and (iv) his position as a leading executive in the biopharmaceutical industry.

Bonus.   Under the terms of Mr. Welch’s offer letter agreement, his annual target bonus is 75% of his base salary, with a potential of between 0% and 150% of his base salary. Mr. Welch’s bonus is based on corporate performance. The assessment achievement of corporate performance is linked to successful achievement of the Company’s performance goals, although the Committee retains discretion to apply qualitative judgments in assessing performance. Based on this assessment, including the Committee’s determination that the Company had exceeded its 2004 corporate performance goals, and its qualitative assessment of Mr. Welch’s performance, the Committee awarded Mr. Welch a bonus for 2004 of $515,625

(125% of his target bonus or approximately 94% of his base salary). In setting Mr. Welch’s bonus, the Committee compared Mr. Welch’s compensation to the Radford Peer Data and also analyzed the portion of the Radford 2004 Biotechnology Compensation Report relating to all public biotechnology companies (the “Expanded Radford Peer Data”). Mr. Welch’s total cash compensation was above the 90th percentile as compared to the Radford Peer Data and was slightly below the 90th percentile as compared to the Expanded Radford Peer Data. In addition, as a percentage of his base salary, Mr. Welch’s bonus was above the 90th percentile as compared to both the Radford Peer Data and the Expanded Radford Peer Data. The Committee also conferred with the other members of the Board (except for Mr. Welch) in reaching its determination with respect to Mr. Welch’s compensation.

Stock Options.   The Board also approved the grant of a stock option for the purchase of 150,000 shares of the Company’s common stock pursuant to the 2000 Plan in September 2004. These incentive options vest 25% on the one-year anniversary of the date of grant, and the remaining vests monthly over the following three years to further ensure Mr. Welch’s retention. The Committee granted Mr. Welch these options in recognition of his performance, his value to the Company and to further align his interests with those of the Company’s stockholders.

COMPENSATION COMMITTEE

Jonathan S. Leff
William A. Halter

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

The rules of the SEC require that the Company include in its Proxy Statement a line-graph presentation comparing cumulative stockholder returns on the Company’s common stock with the Nasdaq Total Market Index (which tracks the aggregate price performance of equity securities of companies traded on the Nasdaq) and either a published industry or line-of-business standard index or an index of peer companies selected by the Company. The Company has elected to use the AMEX Biotechnology Index (consisting of a group of approximately 75 companies in the biotechnology sector, including the Company) for purposes of the performance comparison that appears below.

The graph shows the cumulative total stockholder return assuming the investment of $100 and the reinvestment of dividends and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated. No dividends have been declared on the Company’s common stock. The graph commences as of March 24, 2000, the date the common stock of the Company first started trading on the Nasdaq National Market.

The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company does not make or endorse any predictions as to future stockholder returns.

(1)    THIS SECTION SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT(1)

(1)          THE TOTAL RETURN ON INVESTMENT (CHANGE IN STOCK PRICE PLUS REINVESTED DIVIDENDS) FOR THE COMPANY, THE AMEX BIOTECH INDEX AND THE NASDAQ TOTAL MARKET INDEX, ARE BASED ON MARCH 24, 2000 = 100. THE AMEX BIOTECH AND NASDAQ TOTAL MARKET INDICES ARE CALCULATED USING AN EQUAL-DOLLAR WEIGHTING METHODOLOGY.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InterMune stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 or (3) contact our Director of Investor Relations, Judy Hayes, at (415) 466-2200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robin Steele
Secretary
April 22, 2005

A COPY OF THE COMPANY’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, INTERMUNE, INC., 3280 BAYSHORE BOULEVARD, BRISBANE, CA 94005. A COPY OF THE REPORT CAN ALSO BE VIEWED BY VISITING THE COMPANY’S WEBSITE, HTTP://WWW.INTERMUNE.COM.

			Please Mark Here for Address Change or Comments SEE REVERSE SIDE		☐
	FOR	WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN

PROPOSAL 1: To elect two directors to hold office until the 2008 annual meeting of stockholders or until their successors are elected.	☐	☐	PROPOSAL 2: To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors of InterMune, Inc. for the fiscal year ending December 31, 2005	☐	☐	☐

Nominees: 01 James I. Healy, M.D., Ph.D. 02 William R. Ringo, Jr.

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

     FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

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Internet and telephone voting is available through 11:59 pm Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/itmn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

INTERMUNE, INC.

The undersigned hereby appoints Daniel G. Welch and Robin Steele, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of InterMune, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of InterMune, Inc. (the “Annual Meeting”) to be held May 26, 2005 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your INTERMUNE, INC. account online.

Access your InterMune, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for InterMune, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Obtain a duplicate 1099 tax form
•	View book-entry information	•	Establish/change your PIN
•	View payment history for dividends

Visit us on the web at http://www.melloninvestor.com

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